Exhibit 10.14

MANAGED SERVICES AGREEMENT

This Managed Services Agreement (the “Agreement”) as of August 8th, 2025, is entered into between StablecoinX Assets Inc., a Delaware corporation (“Client”), and Flow Labs Limited, a company incorporated under the laws of ADGM, Abu Dhabi, UAE (“Service Provider”).

RECITALS

WHEREAS, Client desires to outsource certain IT infrastructure management, support, and development services;

WHEREAS, Service Provider possesses the necessary expertise, personnel, and resources to provide such services on an offshore basis;

WHEREAS, Client is currently undergoing a merger transaction with TLGY Acquisition Corp. (the “Merger”) and requires specific payment terms tied to the Merger’s closing;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree hereto agree as follows:

ARTICLE I

DEFINITIONS

“Agreement”: This Managed Services Agreement, including all Schedules and any mutually agreed-upon amendments.

“Client Environment”: All hardware, software, networks, data, and systems owned or controlled by Client that are to be managed or supported by Service Provider under this Agreement, including but not limited to the Google Cloud instance(s) and associated applications.

“Commencement of Paid Services”: The date on which Client begins making payments for the Services as specified in Section 6.1.

“Deliverables”: Any work product, reports, documentation, software code, or other materials developed or provided by Service Provider to Client in the course of performing the Services.

“Merger Close Date”: The date on which the merger transaction involving StablecoinX Assets Inc. and TLGY Acquisition Corp. is legally and formally concluded, as evidenced by public filing or mutual written confirmation.

“Offshore Resources”: Personnel provided by Service Provider who are primarily located and performing services outside of the Client’s primary country of operation (e.g., in India, the Philippines, Eastern Europe).

“Services”: The IT infrastructure management, support, and development services to be provided by Service Provider to Client as described in Schedule A (Scope of Services) and Schedule B (Service Level Agreement).

“SLA”: Service Level Agreement, as detailed in Schedule B, outlining performance metrics and service standards.

“Statement of Work (SOW)”: A document that defines project-specific work, deliverables, timelines, and costs that may be executed under this Agreement.

ARTICLE II

SCOPE OF SERVICES

2.1. General Scope: Service Provider shall provide the Services to Client as further described in Schedule A (Scope of Services) and Schedule B (Service Level Agreement). These Services are designed to ensure the efficient, reliable, and secure operation of the Client Environment.

2.2. Service Components: The Services shall include, but not be limited to, the following core components leveraging Offshore Resources:

(a). IT Infrastructure Management: Proactive monitoring, maintenance, patching, configuration management, and optimization of Client’s Cloud Services (i.e. Google Cloud instance(s), website, and associated infrastructure).

(b). Support Staff (24/7): Provision of dedicated support personnel for round-the-clock technical support, incident management, and issue resolution for the Client Environment. This will involve a team of approximately 3- 4 full-time equivalent resources working on a rotational basis to ensure 24/7 coverage.

(c). Software Development & Maintenance: Part-time software development resources for bug fixing, minor enhancements, and upgrades to existing applications within the Client Environment.

(d).IT Administration: Part-time IT administration services for managing user accounts, access controls, system configurations, and other administrative tasks related to the Client Environment.

(e). Account Management: A dedicated Account Manager to serve as the primary point of contact for Client, overseeing service delivery, reporting, and strategic alignment.

2.3. Excluded Services: Any services not explicitly listed in Schedule A or subsequent SOWs are excluded from this Agreement. Service Provider reserves the right to charge additional fees for services requested outside the agreed-upon scope, subject to Client’s prior written approval.

ARTICLE III

TERM AND TERMINATION

3.1. Initial Term: This Agreement shall commence on the Effective Date and continue until the earlier of (i) the termination of the Merger or (ii) three (3) years from the Merger Close Date (the “Initial Term”).

3.2. Free Service Period (Merger Pendency): Notwithstanding Section 3.1, for the period commencing on the Effective Date and ending on the Merger Close Date (the “Free Service Period”), Service Provider shall provide the Services to Client at no charge. Service Provider acknowledges that this Free Service Period is a material inducement for Client to enter into this Agreement. Service Provider shall commence full delivery of Services from the Effective Date, ensuring a seamless transition and readiness for the post-merger operational phase.

3.3. Automatic Renewal: Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term”) unless either party provides written notice of non- renewal to the other party at least ninety (90) days prior to the end of the then-current term.

3.4. Termination for Cause: Either party may terminate this Agreement immediately upon written notice to the other party if:

a. The other party commits a material breach of this Agreement and fails to cure such breach within thirty (30) days of receiving written notice thereof;

b. The other party becomes insolvent, files for bankruptcy, or has a receiver appointed.

3.5. Termination for Convenience: After the first twelve (12) months of the Commencement of Paid Services, Client may terminate this Agreement for convenience upon ninety (90) days’ written notice to Service Provider. In such an event, Client shall pay Service Provider for all Services performed up to the termination date and any agreed-upon termination fees (e.g., proportional to remaining term, but typically not exceeding 3 months of average service fees).

3.6. Transition Assistance: Upon termination or expiration of this Agreement for any reason, Service Provider shall cooperate fully with Client to facilitate a smooth transition of the Services to Client or a successor provider, including but not limited to, transferring documentation, configurations, and data, for a period not exceeding ninety (90) days. Costs for such transition assistance shall be mutually agreed upon, unless termination is due to Service Provider’s material breach.

ARTICLE IV

SERVICE LEVELS (SLA)

4.1. Service Level Agreement: Service Provider shall perform the Services in accordance with the Service Level Agreement (“SLA”) set forth in Schedule B.

ARTICLE V

RESPONSIBILITIES OF THE PARTIES

5.1. Service Provider Responsibilities:

a. Provide the Services diligently, professionally, and in a timely manner, utilizing appropriately qualified Offshore Resources.

b. Maintain appropriate technical and organizational measures to ensure the security and confidentiality of Client’s data.

c. Provide regular reports on the status of the Services, as specified in Schedule A.

d. Ensure all Offshore Resources are properly trained and supervised.

e. Comply with all applicable laws and regulations in the performance of its Services.

5.2. Client Responsibilities:

a. Provide timely access to Client Environment, information, and personnel as reasonably required for Service Provider to perform the Services.

b. Designate a primary point of contact for Service Provider.

c. Provide accurate and complete information necessary for Service Provider to perform the Services.

d. Timely payment of fees as outlined in Section 6.

e. Inform Service Provider of any planned changes to its IT environment that may impact the Services with reasonable advance notice.

ARTICLE VI

FEES AND PAYMENT TERMS

6.1. Service Fees: During the Free Service Period (as defined in Section 3.2), no fees shall be payable by Client for the Services. Commencing on the Merger Close Date, Client shall pay Service Provider a fixed monthly fee (the “Monthly Service Fee”) of $15,000 USD per month for the Services.

6.2. Invoicing and Payment Schedule:

a. Service Provider shall invoice Client monthly in advance for the Monthly Service Fee. The first invoice will be issued on the Merger Close Date and will cover the period immediately following.

b. All invoices shall be due and payable by Client within thirty (30) days from the invoice date (Net 30).

c. All payments shall be made in United States Dollars (USD) via wire transfer or other mutually agreed- upon electronic means.

6.3. Late Payments: Any undisputed amounts not paid when due shall be subject to a late payment charge of one and one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is less, calculated from the due date until paid. Service Provider reserves the right to suspend Services if payments are more than fifteen (15) days overdue, provided Service Provider has given Client at least five (5) days’ prior written notice of intent to suspend Services.

6.4. Fee Adjustments: The Monthly Service Fee may be reviewed and adjusted annually by Service Provider, effective on each anniversary of the Commencement of Paid Services. Any increase shall not exceed five percent (5%) per year, unless mutually agreed upon by both parties for significant changes in scope or market conditions. Service Provider shall provide Client with at least sixty (60) days’ written notice of any fee adjustments.

6.5. Taxes: All fees are exclusive of any applicable taxes, duties, or government levies (including but not limited to VAT, GST, sales tax, or withholding tax) that may be imposed by any taxing authority. Client shall be responsible for paying all such taxes, excluding taxes on Service Provider’s income.

ARTICLE VII

CONFIDENTIALITY

7.1. Definition: “Confidential Information” means any non-public information, whether oral, written, or visual, disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) under this Agreement, that is designated as confidential or that, by its nature, would reasonably be understood to be confidential. Confidential Information includes, but is not limited to, technical, financial, business, and operational information.

7.2. Obligations: The Receiving Party agrees to:

a. Use the Disclosing Party’s Confidential Information solely for the purpose of performing its obligations or exercising its rights under this Agreement.

b. Maintain the Disclosing Party’s Confidential Information in strict confidence, using at least the same degree of care as it uses to protect its own confidential information, but no less than a reasonable degree of care.

c. Not disclose Confidential Information to any third party without the Disclosing Party’s prior written consent, except to its employees, subcontractors, or agents who have a “need to know” such information for the purposes of this Agreement and who are bound by confidentiality obligations at least as stringent as those contained herein.

7.3. Exclusions: Confidential Information does not include information that:

a. Is or becomes publicly available through no fault of the Receiving Party.

b. Is rightfully known by the Receiving Party prior to its disclosure by the Disclosing Party without breach of any confidentiality obligation.

c. Is independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information.

d. Is rightfully obtained by the Receiving Party from a third party without restriction on disclosure.

e. Is required to be disclosed by law, court order, or governmental authority, provided the Receiving Party promptly notifies the Disclosing Party to allow them to seek a protective order or other appropriate remedy.

ARTICLE VIII

DATA SECURITY AND PRIVACY

8.1. Data Protection: Service Provider shall implement and maintain appropriate administrative, technical, and physical safeguards to protect Client’s data and the Client Environment from unauthorized access, use, disclosure, alteration, or destruction. These safeguards shall be consistent with industry best practices and applicable data protection laws. Provider’s obligations apply only to systems under its direct control. Provider is not liable for security events arising from Client-managed infrastructure or misconfigurations introduced by Client.

8.2. Compliance: Service Provider shall comply with all applicable data protection and privacy laws and regulations concerning the processing of Client’s data.

8.3. Security Incidents: Service Provider shall promptly notify Client of any actual or suspected security breaches or incidents affecting the Client Environment or Client data, provide reasonable cooperation in investigating and mitigating such incidents, and take remedial actions as necessary.

ARTICLE IX

INTELLECTUAL PROPERTY

9.1. Client Ownership: All intellectual property rights, including copyrights, patents, and trade secrets, in and to the Client Environment, Client’s data, and any Deliverables specifically developed for Client under this Agreement (excluding Service Provider’s pre-existing intellectual property), shall be owned solely by Client.

9.2. Service Provider’s Tools: Service Provider retains all intellectual property rights in its underlying tools, methodologies, software, and know-how utilized to provide the Services, even if used in the creation of Deliverables for Client. Service Provider grants Client a non-exclusive, non-transferable, royalty-free license to use such Service Provider intellectual property solely as necessary for Client to utilize the Services and Deliverables provided under this Agreement. Any use of Service Provider’s pre-existing tools, scripts, or frameworks in Deliverables shall not transfer ownership thereof to Client.

ARTICLE X

WARRANTIES AND DISCLAIMERS

10.1. Service Provider Warranties: Service Provider warrants that:

a. It has the right and authority to enter into this Agreement and to provide the Services.

b. The Services will be performed in a professional and workmanlike manner, in accordance with industry standards and the SLA.

c. Its personnel performing the Services will have the requisite skills, experience, and qualifications.

10.2. Client Warranties: Client warrants that:

a. It has the right and authority to enter into this Agreement.

b. It will provide Service Provider with all necessary information and access as required for Service Provider to perform the Services.

10.3. Disclaimer: EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

ARTICLE XI

11. LIMITATION OF LIABILITY

11.1. Exclusion of Consequential Damages: TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS, BUSINESS INTERRUPTION, LOSS OF DATA, OR LOSS OF GOODWILL) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2. Cap on Liability: EXCEPT FOR OBLIGATIONS UNDER SECTION 7 (CONFIDENTIALITY), SECTION 8 (DATA SECURITY AND PRIVACY), AND INDEMNIFICATION OBLIGATIONS UNDER SECTION 12, EACH PARTY’S TOTAL AGGREGATE LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY CAUSE WHATSOEVER AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, OR OTHERWISE, SHALL BE LIMITED TO THE TOTAL FEES PAID BY CLIENT TO SERVICE PROVIDER DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

ARTICLE XII

12. INDEMNIFICATION

12.1. Indemnification: Each Party (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless the other Party (the “Indemnified Party”), its affiliates, and their respective officers, directors, employees, and agents from and against any and all claims, damages, liabilities, costs, and expenses (including reasonable legal fees and costs) arising from:

(1) For the Client:

a. Any third-party claims related to the client or its end users’ use of the Services, including but not limited to intellectual property infringement or legal violations directly caused by the client’s actions or omissions. ;

b. Any misuse or illegal use of the Services by the client, its employees, agents, or end users;

c. Data breaches, security incidents, or loss of data directly caused by the client’s failure to implement adequate security measures; and

d. Breach of any applicable laws, rules, or regulations by the client during its performance of this Agreement.

(2) For the Supplier:

a. Any third-party claims related to Flow Labs’ technology, infrastructure, or services, including but not limited to intellectual property infringement or legal violations directly caused by the Supplier’s technology or actions;

b. Any misuse or illegal use of the technology or Services by the Supplier, its employees, or agents.

c. Data breaches, security incidents, or loss of data caused by the Supplier’s failure to implement adequate security measures during the provision of Services; and

d. Breach of any applicable laws, rules, or regulations by the Supplier during its performance of this Agreement.

12.2. Limitations on Indemnity Obligations /No Consequential or Indirect Damages: Neither Party shall be liable to indemnify the other for any incidental, indirect, punitive, or consequential damages arising from or in connection with the performance of this Agreement, unless such damages are caused by the willful misconduct, gross negligence, or fraud of the Indemnifying Party.

12.3. Indemnification Procedure: The Indemnified Party shall promptly notify the Indemnifying Party of any claim subject to indemnification. The Indemnifying Party shall have the right to assume and control the defense of the claim at its own expense, provided that the Indemnified Party may retain its own counsel at its expense. The Indemnified Party shall reasonably cooperate in the defense of any such claim, at the Indemnifying Party’s request and expense. No settlement may be made by the Indemnifying Party without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, if the settlement involves the admission of any liability, financial obligations, or other adverse consequences to the Indemnified Party.

ARTICLE XIII

FORCE MAJEURE

Neither party shall be liable for any delay or failure in performance of any part of this Agreement (except for payment obligations) to the extent such delay or failure is caused by acts of God, war, terrorism, civil unrest, labor disputes, epidemics, pandemics, government regulations, or other events beyond the reasonable control of the affected party (a “Force Majeure Event”). The party affected by a Force Majeure Event shall promptly notify the other party and use reasonable efforts to mitigate the effect of such event. In the event of a Force Majeure impacting Service Provider’s offshore delivery centers, SLA obligations shall be reasonably adjusted during the impacted period, and Client shall not impose service credits for the duration of such event.

ARTCLE XIV

GOVERNING LAW AND DISPUTE RESOLUTION

14.1. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

14.2. Dispute Resolution:

a. Negotiation: The parties agree to attempt to resolve any dispute arising out of or relating to this Agreement through good-faith negotiations between their respective management representatives.

b. Mediation: If the dispute cannot be resolved through negotiation within thirty (30) days, the parties agree to engage in non-binding mediation with a mutually agreed-upon mediator.

c. Arbitration: If mediation fails to resolve the dispute within sixty (60) days, any unresolved dispute shall be finally settled by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules. The arbitration shall take place in New York, New York. The award rendered by the arbitrator(s) shall be final and binding upon both parties, and judgment may be entered thereon in any court having jurisdiction. Arbitration may be conducted virtually or in a mutually agreed neutral venue if physical proceedings in New York are unduly burdensome to Service Provider.

ARTICLE XV

MISCELLANEOUS

15.1. Independent Contractors: The relationship between the parties is that of independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment, or agency relationship.

15.2. Notices: All notices required or permitted under this Agreement shall be in writing and delivered by recognized overnight courier, official email or certified mail (return receipt requested) to the addresses set forth at the beginning of this Agreement, or to such other address as either party may designate by written notice to the other.

15.3. Entire Agreement: This Agreement, including its Schedules, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral.

15.4. Amendments: No amendment or modification of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties.

15.5. Severability: If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

15.6. Assignment: Either party may assign this Agreement to an affiliate or successor in interest in connection with a restructuring, merger or sale of substantially all assets, provided the assignee assumes all obligations.

15.7. Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or electronic signatures shall be deemed original signatures for all purposes.

IN WITNESS WHEREOF, the parties have executed this Managed Services Agreement as of the Effective Date.

StablecoinX Assets Inc.

By:	/s/ Young Cho
Name:	Young Cho
Title:	CEO

Flow Labs Limited

By:	/s/ Ahmed J. Aly
Name:	Ahmed J. Aly
Title:	Managing Director

SCHEDULE A

SCOPE OF SERVICES

This Schedule A details the specific IT infrastructure, support, and development services to be provided by Service Provider.

ARTICLE I

IT INFRASTRUCTURE MANAGEMENT

Proactive Monitoring: 24/7 monitoring of Client’s Cloud Services (i.e. Google Cloud) instance health, performance, resource utilization (CPU, memory, disk, network), and critical application uptime.

Patch Management: Timely application of security patches and critical updates to operating systems, databases, and core software components within the Client Environment.

Configuration Management: Management and maintenance of Cloud Services configurations, firewall rules, network settings, and other infrastructure components.

Backup & Disaster Recovery Oversight: Monitoring and management of existing backup solutions. Assistance with disaster recovery planning and periodic testing.

Security Management: Basic security monitoring, vulnerability scanning (if applicable and agreed upon), and incident response coordination.

Cost Optimization Support: Recommendations and assistance with optimizing Cloud Services resource usage to manage costs.

Capacity Planning: Monitoring resource consumption and providing recommendations for scaling infrastructure as needed.

ARTICLE II

SUPPORT STAFF

Level 1 & 2 Support:

●	Availability: 24 hours a day, 7 days a week, 365 days a year.

●	Channels: Support via email, ticketing system, and/or designated chat channels. Phone support for critical (Severity 1) issues.

●	Incident Management: Logging, prioritization, diagnosis, and resolution of incidents related to the Client Environment.

●	Problem Management: Identification of root causes for recurring incidents and implementation of preventative measures.

●	Service Request Fulfillment: Handling of routine requests such as user account management, access provisioning, and software installations/configurations.

●	Monitoring & Alerting: Proactive response to alerts generated by monitoring systems.

Personnel: A team of approximately 3-4 offshore full-time equivalent (FTE) resources dedicated to providing 24/7 coverage.

ARTICLE III

SOFTWARE DEVELOPMENT & MAINTENANCE

Bug Fixing: Diagnosis and resolution of software defects and errors in Client’s applications.

Enhancements/Upgrades: Implementation of feature requests and upgrades to existing software components (scope to be defined per request/mini-SOW), including upgrade to support Ethena’s Converge Network .

ARTICLE IV

IT ADMINISTRATION

User Management: Creation, modification, and deletion of user accounts and permissions across various systems (e.g., Google Cloud IAM, specific application user management).

Access Management: Configuration and maintenance of access control policies.

System Configuration: Assistance with configuring and deploying new software or system components.

Documentation: Maintenance of IT infrastructure documentation, runbooks, and procedural guides.

Vendor Coordination: Liaising with third-party software vendors or service providers for support or technical issues.

Personnel: One (1) part-time IT Administrator, equivalent to approximately 80 hours per month.

ARTICLE V

ACCOUNT MANAGEMENT

Single Point of Contact: A dedicated Account Manager for strategic oversight, relationship management, and escalation.

Regular Reviews: Monthly or quarterly review meetings to discuss service performance, new requirements, and strategic alignment.

Reporting: Provision of monthly service reports detailing activities, performance metrics, and recommendations.

SCHEDULE B

SERVICE LEVEL AGREEMENT (SLA)

This SLA outlines the service levels and performance metrics for the Services provided by Service Provider.

ARTICLE I

GENERAL PRINCIPLES

This SLA applies only to the Services explicitly covered in Schedule A.

All times are based on Central European Time (CET) unless otherwise specified.

Service Provider is not responsible for issues arising from Client’s actions, third-party vendor issues beyond Service Provider’s control, or Force Majeure events.

ARTCILE II

INCIDENT RESPONSE & RESOLUTION TIMES

Severity Level	Definition (Client Impact)	Response Time (Initial Acknowledgment)	Resolution Time Target
Severity 1	Critical business function/system is completely down. High user impact.	Within 15 minutes	Within 2 hours
Severity 2	Significant degradation of service, major function impaired. Some user impact.	Within 30 minutes	Within 4 hours
Severity 3	Minor service degradation, isolated issue, or low user impact.	Within 1 hour	Within 8 hours
Severity 4	General inquiries, non-critical issues, feature requests.	Within 2 hours	Best effort, within 24-48 business hours

Business Hours (Offshore): While support is 24/7, resolution times for Severity 3 & 4 issues, and potentially non-critical development tasks, may primarily occur during the offshore team’s standard business hours.

Definition of Resolution: The issue is either fully resolved, a workaround is in place, or a clear plan for definitive resolution has been communicated to Client.

ARTICLE III

SERVICE AVAILABILITY / UPTIME GUARANTEE

Cloud Services Instance Uptime: Service Provider will use commercially reasonable efforts to ensure 97.0% uptime availability for the Client’s primary Cloud Services instances under its management, excluding scheduled maintenance.

Scheduled Maintenance: Service Provider will provide Client with at least 48 hours’ prior notice for any planned downtime or scheduled maintenance that may impact Service availability. Such maintenance will be scheduled during periods of lowest anticipated impact to Client’s operations.

ARTICLE IV

SERVICE CREDITS FOR SLA VIOLATIONS

In the event Service Provider fails to meet the specified SLA targets, Client shall be entitled to service credits as follows:

Severity 1 Resolution Time Miss: 5% of the Monthly Service Fee for each occurrence.

Severity 2 Resolution Time Miss: 2% of the Monthly Service Fee for each occurrence.

Uptime Guarantee Miss:

●	Below 90.0%: 5% of the Monthly Service Fee.

Maximum Service Credits: The total amount of service credits that can be claimed by Client in any single calendar month shall not exceed 10% of the Monthly Service Fee for that month.

Credit Application: Service credits will be applied against the subsequent month’s invoice.

ARTICLE V

REPORTING

Service Provider shall provide Client with a brief monthly report by the 5th business day of each month, including:

●	A summary of critical incidents (Severity 1 and 2) reported and resolved during the previous month.

●	Notable system improvements, configuration changes, or optimizations implemented.

●	No additional reporting shall be required unless mutually agreed in writing.

ARTICLE VI

REVIEW AND ADJUSTMENT

This SLA may be reviewed and adjusted annually by mutual written agreement of both parties to reflect changes in Client’s requirements, technology, or market conditions.